Exhibit 4.2

ELEVENTH SUPPLEMENTAL INDENTURE

This ELEVENTH SUPPLEMENTAL INDENTURE (this “Eleventh Supplemental Indenture”), dated as of April 19, 2017, among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 as Issuer (the “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), Wilmington Savings Fund Society, FSB, as Collateral Trustee (in such capacity, the “Collateral Trustee”), and WB Gevo, Ltd., as the holder of 100% of the aggregate principal amount of the outstanding Notes and the “Requisite Holder” under the Indenture (as defined below) (solely in its capacity as a Holder that constitutes the Requisite Holders under the Indenture as of the date hereof, the “Requisite Holder” and, solely in its capacity as the holder of 100% of the aggregate principal amount of the outstanding Notes, the “Sole Holder”). Capitalized terms used herein without definition have the meanings given in the Indenture.

RECITALS

WHEREAS, the Company, Guarantors, the Trustee, and the Collateral Trustee have heretofore executed and delivered an indenture, dated as of June 6, 2014 (as amended, restated, supplemented or otherwise modified by that certain First Supplemental Indenture dated as of July 31, 2014 (“First Supplemental Indenture”), that certain Second Supplemental Indenture and First Amendment to Pledge and Security Agreement dated as of January 28, 2015 (“Second Supplemental Indenture”), that certain Third Supplemental Indenture dated as of May 13, 2015 (“Third Supplemental Indenture”), that certain Fourth Supplemental Indenture dated as of June 1, 2015 (“Fourth Supplemental Indenture”), that certain Fifth Supplemental Indenture dated as of August 22, 2015 (“Fifth Supplemental Indenture”), that certain Amended and Restated Sixth Supplemental Indenture (“Sixth Supplemental Indenture”) dated as of November 12, 2015, that certain Seventh Supplemental Indenture (“Seventh Supplemental Indenture”) dated as of December 7, 2015, that certain Eighth Supplemental Indenture (“Eighth Supplemental Indenture”) dated as of March 28, 2016, that certain Ninth Supplemental Indenture (“Ninth Supplemental Indenture”) dated as of September 7, 2016, that certain Tenth Supplemental Indenture (the “Tenth Supplemental Indenture”) dated as of February 13, 2017, and as further amended, restated, supplemented or otherwise modified by this Eleventh Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of 10.0% Convertible Senior Secured Notes due 2017;

WHEREAS, Section 14.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may, with the consent of the requisite percentage of Holders set forth therein, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, the Company has entered into that certain Exchange and Purchase Agreement, dated as of the date hereof, by and among the Company, the Guarantors party thereto, the Holders party thereto and Whitebox Advisors LLC, in its capacity as representative of the Holders thereunder (the “Exchange Agreement”);

WHEREAS, it is required under the Exchange Agreement that the Company seek certain amendments to the Indenture and so the Company has requested that the Trustee and Collateral Trustee enter into this Eleventh Supplemental Indenture to evidence such amendments, and with the consent of the Sole Holder, the Trustee and Collateral Trustee have agreed to enter into this Eleventh Supplemental Indenture on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, Collateral Trustee, Requisite Holder and the Sole Holder hereby covenant and agree as follows:

AGREEMENT

1. Effectiveness; Amendments to Indenture. This Eleventh Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors, the Trustee, the Collateral Trustee and the Sole Holder (such date, the “Eleventh Supplement Effective Date”).

(a) Section 1.01 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Exchange Agreement” means that certain Exchange and Purchase Agreement, dated as of April 19, 2017, by and among the Company, the Guarantors party thereto, the Holders party thereto and Whitebox Advisors LLC, in its capacity as representative of the Holders thereunder.

“Stockholder Meeting” has the meaning set forth in the Exchange Agreement.

(b) Section 1.01 of the Indenture is hereby amended to delete the definition of “Reserve Funds” in its entirety.

(c) The definition of “Maturity Date” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Maturity Date” means June 23, 2017; provided that, if the Stockholder Meeting is adjourned or postponed pursuant to and in accordance with the Exchange Agreement, the Maturity Date shall be automatically extended to three (3) Business Days following the date of such adjourned or postponed Stockholder Meeting, but in no event shall the Maturity Date be extended beyond fourteen (14) days after June 23, 2017.

(d) The definition of “Stated Maturity Date” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Stated Maturity Date” means June 23, 2017; provided that, if the Stockholder Meeting is adjourned or postponed pursuant to and in accordance with the Exchange Agreement, the Stated Maturity Date shall be automatically extended to three (3) Business Days following the date of such adjourned or postponed Stockholder Meeting, but in no event shall the Stated Maturity Date be extended beyond fourteen (14) days after June 23, 2017.

(e) The title of Section 4.01 of the Indenture is hereby amended to delete the text “; Interest Reserve”.

(f) Section 4.01 of the Indenture is hereby amended to delete the second paragraph of such Section 4.01 in its entirety.

(g) Section 4.33 of the Indenture is hereby amended to amend and restate clause (xiv) in its entirety as follows:

“(xiv) Upon consent by the Sole Holder (A) any payments on, or pay off, purchases, redemptions, defeasances or other acquisitions of, any convertible debt securities or convertible notes issued pursuant to the terms of that certain Indenture, dated as of July 5, 2012, between the Company and Wells Fargo Bank, National Association, as trustee and that certain First Supplemental Indenture, dated as of July 5, 2012, to the Indenture dated as of July 5, 2012, by and among the Company and Wells Fargo Bank, National Association, as trustee, in each case, as in effect on July 5, 2012 (the “2012 Indenture”), or (B) any Credit Party may exchange any convertible debt securities or convertible notes issued pursuant to the terms of the 2012 Indenture for Common Stock issued by the Company (and regardless of whether such exchange is on the same conversion terms provided in such convertible notes and/or indenture).”

2. Release of Reserve Funds. Notwithstanding anything in the Indenture or the other Indenture Documents to the contrary, the parties hereto agree that promptly after the Eleventh Supplement Effective Date, the Reserve Funds shall be released to the Company. By their signature to this Eleventh Supplemental Indenture, the Requisite Holders hereby instruct the Collateral Trustee to issue disposition instructions in the form attached hereto as Annex A (the “Disposition Instructions”) to Wells Fargo Bank, National Association, as Bank under that certain Deposit Account Control Agreement (Access Restricted Immediately – Two Secured Parties), dated as of May 9, 2014, by and among the Company, the Collateral Trustee (as successor to Whitebox Advisors LLC) and Wells Fargo Bank, National Association, as Bank (as amended pursuant to that certain letter agreement dated as of September 30, 2016, pursuant to which all rights and obligations of Triplepoint Capital LLC under such agreement were terminated) (as so amended, the “Wells DACA”) relating to Account # 3932547601, directing the Bank to remit the Reserve Funds to the Company’s account specified in the Disposition Instructions (which shall be subject to a Deposit Account Control Agreement (as defined in the Security Agreement)). The Holders shall indemnify and hold harmless the Collateral Trustee from and against any loss, damage, debt and/or liability arising from any indemnification claim made by the Bank (pursuant to the Wells DACA) against the Collateral Trustee resulting from the Collateral Trustee’s delivery of the Disposition Instructions to the Bank.

3. Indenture Supplemented; Ratification of Indenture. This Eleventh Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture, as amended, restated, supplemented or otherwise modified by the First Supplemental Indenture, the Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture (as amended by the Seventh Supplemental Indenture), Seventh Supplemental Indenture, Eighth Supplemental Indenture, Ninth Supplemental Indenture, the Tenth Supplemental Indenture and this Eleventh Supplemental Indenture and the Notes, are in all respects ratified and confirmed, and shall remain in full force and effect in accordance with their terms.

4. Consent of Sole Holder. Pursuant to Sections 1.04 and 14.02 of the Indenture, by its signature below, the Sole Holder hereby consents, effective as of the date hereof, to the entry into this Eleventh Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee and to the amendments to the Indenture set forth in Section 1 of this Eleventh Supplemental Indenture.

5. Trustee and Collateral Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and the Collateral Trustee by reason of this Eleventh Supplemental Indenture. This Eleventh Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee and the Collateral Trustee make no representation or warranty as to the validity or sufficiency of this Eleventh Supplemental Indenture. Additionally, the Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee and the Collateral Trustee make no representation with respect to any such matters.

6. Guarantors. Each Guarantor, for value received, hereby expressly acknowledges and agrees to the Company’s execution and delivery of the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture (as amended by the Seventh Supplemental Indenture), the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and this Eleventh Supplemental Indenture, to the performance by the Company of its agreements and obligations hereunder and thereunder and to the consents, amendments and waivers set forth herein and therein. The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture (as amended by the Seventh Supplemental Indenture), the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and this Eleventh Supplemental Indenture, the performance or consummation of any transaction or matter contemplated under the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth

Supplemental Indenture (as amended by the Seventh Supplemental Indenture), the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and this Eleventh Supplemental Indenture and all consents, amendments and waivers set forth herein and therein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Trustee, the Collateral Trustee or the Holders with respect to the payment and other performance obligations of such Guarantor pursuant to the Guaranteed Obligations. Each Guarantor hereby ratifies, confirms and approves its Guaranteed Obligations and acknowledges that it is unconditionally liable to the Trustee, the Collateral Trustee and the Holders for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors). Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations as of the date hereof.

7. Costs and Expenses. The Company shall pay the reasonable costs and expenses actually incurred by the Trustee, the Collateral Trustee, and the Requisite Holder in connection with the preparation, negotiation, and/or review of this Eleventh Supplemental Indenture and the agreements, documents, and/or instruments executed and/or delivered in connection therewith, and in connection with the negotiation and documentation of any indenture and/or an exchange agreement entered into in connection with the redemption and/or exchange of the Notes and all other agreements, documents, term sheets and/or instruments to be entered into in connection therewith (whether or not the transaction contemplated thereby shall be consummated), in each case, including without limitation all of the Trustee’s, the Collateral Trustee’s and the Requisite Holder’s reasonable out-of-pocket legal fees incurred in connection therewith for which the Company has received an invoice, which invoice shall provide reasonably detailed documentation of such costs and expenses, in each case, within fifteen days after written demand for such payment (accompanied by the invoice in question), which may be in the form of an email (accompanied by the invoice in question) by the Trustee, the Collateral Trustee, the Requisite Holder or any of their respective counsel, as applicable.

8. Release. In consideration of the benefits provided to each of the Credit Parties under this Eleventh Supplemental Indenture, each of the Credit Parties hereby agrees as follows:

(a) The Credit Parties, for themselves and on behalf of their respective successors and assigns, do hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder, and the respective past or present officers, directors, attorneys, affiliates, employees and agents of the Trustee, the Collateral Trustee, the Requisite Holder, and the Sole Holder, and each of their respective successors and assigns, from any and all claims, demands, obligations, liabilities, causes of action, offsets, damages, costs or expenses, of every type, kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including any claims that the Credit Parties and their respective successors, counsel and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, that each of the Credit Parties now has or may acquire against any one or more of them, arising out of events or transactions which occurred on or before the date hereof (each a “Released Claim” and collectively, the “Released Claims”), including without limitation, those Released Claims arising out of or connected with the transactions arising under or related to any of the Indenture Documents (which, for the avoidance of doubt, includes, without limitation, the

First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture (as amended by the Seventh Supplemental Indenture), the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and this Eleventh Supplemental Indenture).

(b) The provisions, waivers and releases set forth in this Section are binding upon the Credit Parties and their respective assigns and successors in interest. The provisions, waivers and releases of this Section shall inure to the benefit of the Trustee, the Collateral Trustee, the Requisite Holder and the Sole Holder, and each of their respective agents, employees, officers, directors, assigns and successors in interest. The Credit Parties warrant and represent that they are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and they have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Each of the Credit Parties shall indemnify and hold harmless the Trustee, the Collateral Trustee, the Requisite Holder and the Sole Holder from and against any claim, demand, damage, debt and liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer. The provisions of this Section shall survive the date hereof. Nothing herein is or should be construed to be a release of claims against the Credit Parties or a satisfaction of any Indebtedness.

9. Governing Law. THIS ELEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

10. Multiple Originals. The parties may sign any number of copies of this Eleventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Eleventh Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ELEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

12. Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Eleventh Supplemental Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York,

County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Eleventh Supplemental Indenture or the Notes in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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IN WITNESS WHEREOF, the undersigned has caused this Eleventh Supplemental Indenture to be executed and delivered as of the date first above written.

COMPANY:

GEVO, INC.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GUARANTORS:

AGRI-ENERGY, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GEVO DEVELOPMENT, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

[Signature Page to Eleventh Supplemental Indenture]

REQUISITE HOLDER AND SOLE HOLDER:

WB GEVO, LTD.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

[Signature Page to Eleventh Supplemental Indenture]

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Trustee

By:	/s/ Patrick Healy
Name:	Patrick Healy
Title:	Senior Vice President and Director

COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Collateral Trustee

By:	/s/ Patrick Healy
Name:	Patrick Healy
Title:	Senior Vice President and Director

[Signature Page to Eleventh Supplemental Indenture]

Annex A

See Attached.